Exhibit 99.1

Essential Utilities Reports Record Financial Results for 2022

Earnings per share of $1.77 for the year; 6% earnings growth over 2021

Record infrastructure investments of $1.06 billion

Closed three acquisitions, adding $120 million in rate base and over 23,000 customers

BRYN MAWR, PA (February 27, 2023) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the fourth quarter and year ended Dec. 31, 2022.

“During a year that included rising interest rates, inflation and supply chain challenges, we upheld our long tradition of operational excellence, strong growth, and record investment in infrastructure, leading to improved quality, safety, and reliability for the communities we serve,” said Essential Chairman and Chief Executive Officer Christopher Franklin. “We are also proud of our strong 2022 financial results, rate base and customer growth, and continued progress on our ESG commitments.

“I am confident that as we look forward to 2023, we will be presented with an opportunity to positively impact our employees, customers, the communities we serve, the environment and our shareholders.”

Full-year 2022 Operating Results

Essential reported total operating revenues of $2.29 billion in 2022, an increase of 21.8% compared to $1.88 billion in the prior year. Recovery of higher purchased gas costs, additional revenues from rates and surcharges, volume, and regulated water segment customer growth were the largest contributors to the increase in revenues for the year.

Operations and maintenance expenses were $613.6 million for 2022 compared to $550.6 million in the prior year. The increase in operations and maintenance expenses was primarily from our regulated water segment as a result of recently added acquisitions, increased maintenance expenses, and higher water production expenses, much of which was associated with the elevated rate of inflation, which the company continues to manage through.

Essential’s net income of $465.2 million or $1.77 per share compared to $431.6 million or $1.67 per share reported through the same period of 2021. Rates and surcharges, increased regulated natural gas segment and regulated water segment volumes, and regulated water segment customer growth were offset by increased expenses and other items.

Essential’s regulated water segment reported revenues of $1.08 billion, an increase of 10.5% compared to $980.2 million in 2021. Rates and surcharges and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $370.9 million compared to $332.6 million in 2021.

Essential’s regulated natural gas segment reported revenues of $1.14 billion, compared to $859.9 million in 2021. Purchased gas costs were $551.0 million as compared to $313.4 million in 2021. As a result, the recovery of higher purchased gas costs was the largest driver in the increase of revenues. Operations and maintenance expenses for the same period for Essential’s regulated natural gas segment increased to $239.5 million, from $226.2 million in 2021.

Fourth Quarter 2022 Operating Results

Essential reported net income of $114.9 million and earnings per share of $0.44. For the quarter, rates and surcharges, increased regulated natural gas segment volume, and increased regulated water segment volume and customer growth were offset by increased expenses and other items.

Revenues increased to $705.4 million in the fourth quarter compared to $535.7 million in the same period of 2021, an increase of 31.7%. Recovery of higher purchased gas costs, and additional revenues from rates and surcharges, increased volume from the regulated natural gas segment, other items, and customer growth as well as increased volume from the regulated water segment all contributed to the increase in revenues for the quarter. Operations and maintenance expenses increased to $184.7 million for the fourth quarter of 2022 compared to $158.6 million in the fourth quarter of 2021. The 16.4% increase in operations and maintenance expenses was primarily a result of added acquisitions, increased maintenance expenses, and higher water production expenses.

Dividend

As previously announced in 2022, Essential’s board of directors declared a quarterly cash dividend of $0.2870 per share of common stock payable on March 1, 2023, to shareholders of record on February 10, 2023. On February 22, 2023, Essential’s board of directors declared a quarterly cash dividend of $0.2870 per share of common stock. This dividend will be payable on June 1, 2023, to shareholders of record on May 12, 2023. The company has paid a consecutive quarterly cash dividend for more than 78 years.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from only organic customer growth alone. In 2022, Essential acquired three water and wastewater systems and added approximately $120 million in rate base and over 23,000 new customers or equivalent dwelling units to the company’s footprint. Coupled with organic growth, the company increased its water and wastewater customer base by approximately 2.7%.

The company has eight signed purchase agreements for nine additional water and wastewater systems in Pennsylvania, Illinois, Texas, and Ohio that are pending closing and are expected to serve nearly 219,000 equivalent retail customers or equivalent dwelling units and total nearly $380 million in purchase price. This includes the recently announced agreement to acquire the municipal wastewater system of Union Rome and the agreement to purchase the water assets of the Village of La Rue, both in Ohio. Together these two systems are expected to add approximately 5,600 customers and total $27.75 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents over 400,000 total customers.

Capital Expenditures

In 2022, Essential invested a record amount of over $1.06 billion to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The majority of this investment was for the replacement, retirement and installation of over 430 miles of gas or water mains. With this achievement, the company continues to be a leader in the country at replacing miles of underground utility pipe. The company is committed to maintaining elevated levels of infrastructure investment and expects to invest approximately $1.1 billion annually through 2025, an increase of $100 million annually from the prior plan, to improve water and natural gas systems and better serve customers through improved information technology. The company’s investments include replacing and expanding its water and wastewater utility infrastructure and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Financing

At year-end 2022, Essential’s weighted average cost of fixed-rate long-term debt was 3.78%, and the company had $698 million available on its credit lines. The company is committed to maintaining strong investment-grade credit ratings with S&P and Moody’s.

Rate Activity

In 2022, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $83.3 million and the company’s regulated natural gas segment received a rate award in Kentucky of $5.5 million.

To date in 2023, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, and Ohio of $3.6 million. The company currently has base rate cases or infrastructure surcharges pending in North Carolina, Ohio, Texas, and Virginia for its regulated water segment, which combined would add an estimated $46.0 million in incremental annual revenues, and an infrastructure surcharge pending in Kentucky for its regulated natural gas segment for an estimated $1.5 million in incremental annual revenues.

Environmental, Social and Governance

As announced in January, Essential reaffirmed its ESG commitments. As of year-end 2022, the company reached an estimated 23% scope 1 and 2 emissions reduction towards its 60% reduction target, 16% of employees are people of color towards its 17% target, and over 15% supplier diversity, achieving its 15% target. Essential also reaffirmed its industry-leading, multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment.

Essential’s 2023 Financial and Growth Guidance

On Jan. 11, Essential published guidance for 2023, including its long-term guidance, and reaffirms this guidance as previously announced:

•	In 2023, net income per diluted common share will be $1.85 to $1.90
•	Through 2025, earnings per share will grow at a compounded annual growth rate of 5 to 7%, based off the company’s 2022 earnings per share of $1.77
•	Through 2025, we will make regulated infrastructure investments of approximately $1.1 billion annually, weighted towards the regulated water segment; an increase of approximately $100 million annually from the prior plan.
•	Through 2025, the regulated water segment rate base will grow at a compounded annual growth rate of 6 to 7%
•	Through 2025, the regulated natural gas segment rate base will grow at a compounded annual growth rate of 8 to 10%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	Excluding the planned divestiture of West Virginia, the regulated natural gas customer base of the business will be stable for 2023.

ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds
•	Multiyear plan to increase diverse supplier spend to 15%
•	Multiyear plan to reach 17% employees of color

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential also reaffirms its commitment to diversity, equity, and inclusion efforts to ensure the diversity of its employees and suppliers reflects the diversity of its customer population.

Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance announced today reflects the company’s proven acquisition track record of adding nearly 118,000 customers or equivalent dwelling units and over $481 million in rate base since 2015, its current backlog of nearly $380 million of signed pending acquisitions with nearly 219,000 equivalent customers, and the current acquisition landscape.

The guidance is also based on the company’s expectation that it will continue to issue equity on an as needed basis to support acquisitions and capital investment plans.

The company’s guidance does not include any impact from the recently announced agreement to sell its West Virginia natural gas utility, which is expected to close mid-year 2023, as it is not expected to materially impact the earnings per share, infrastructure investment and rate base guidance announced today.

Fourth Quarter and Full Year 2022 Earnings Call Information

Date: Feb. 27, 2023

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 7366261

The company’s conference call with financial analysts will take place on Monday, Feb. 27, 2023, at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Feb. 27, 2023, for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 7366261). International callers can find their dial in number here (pass code 7366261).

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the guidance range of net income per diluted common share; the continuation of the three-year period of earnings growth; the anticipated amount of capital investment; the anticipated amount of capital investment; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; its multi-year plan to ensure that finished water does not exceed 13 parts per trillion of PFOA, PFOS, and PNFA compounds, that the company’s municipal growth pipeline is strong; that the company will be able to positively impact the company’s employees, customers, communities it serves, the environment, and its shareholders; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; and, the anticipated closing of the sale of its West Virginia natural gas utility. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across 10 states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

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WTRGF

Media Contact:

Jeanne Russo

Vice President, Communications

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating revenues	$705,383	$535,687	$2,288,032	$1,878,144
Operations and maintenance expense	$184,726	$158,635	$613,649	$550,580

Net income	$114,932	$116,506	$465,237	$431,612

Basic net income per common share	$0.44	$0.45	$1.77	$1.68
Diluted net income per common share	$0.44	$0.44	$1.77	$1.67

Basic average common shares outstanding	262,711	261,749	262,246	257,487
Diluted average common shares outstanding	263,317	262,217	262,868	258,180

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating revenues	$705,383	$535,687	$2,288,032	$1,878,144

Cost & expenses:
Operations and maintenance	184,726	158,635	613,649	550,580
Purchased gas	247,099	137,724	601,995	340,262
Depreciation	80,037	75,184	315,811	292,191
Amortization	888	1,145	5,366	5,761
Taxes other than income taxes	22,672	23,422	90,024	86,641
Total	535,422	396,110	1,626,845	1,275,435

Operating income	169,961	139,577	661,187	602,709

Other expense (income):
Interest expense	68,771	52,772	238,116	207,709
Interest income	(732)	(1,094)	(3,675)	(2,384)
Allowance for funds used during construction	(5,863)	(6,870)	(23,665)	(20,792)
Gain on sale of other assets	(214)	(353)	(991)	(976)
Other	3,060	(1,455)	494	(2,848)
Income before income taxes	104,939	96,577	450,908	422,000
Provision for income taxes benefit	(9,993)	(19,929)	(14,329)	(9,612)
Net income	$114,932	$116,506	$465,237	$431,612

Net income per common share:
Basic	$0.44	$0.45	$1.77	$1.68
Diluted	$0.44	$0.44	$1.77	$1.67

Average common shares outstanding:
Basic	262,711	261,749	262,246	257,487
Diluted	263,317	262,217	262,868	258,180

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2022	2021
Net property, plant and equipment	$11,130,946	$10,251,866
Current assets	658,159	437,795
Regulatory assets and other assets	3,930,002	3,968,617
	$15,719,107	$14,658,278

Total equity	$5,377,386	$5,184,450
Long-term debt, excluding current portion, net of debt issuance costs	6,371,057	5,779,504
Current portion of long-term debt and loans payable	427,856	197,146
Other current liabilities	594,013	477,917
Deferred credits and other liabilities	2,948,795	3,019,261
	$15,719,107	$14,658,278